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                  CONSENT OF INDEPENDENT ACCOUNTANTS

We hereby consent to the use in the Prospectus constituting part of this Registration Statement on Form S-1 of our report dated May 9, 1997, except as to the restructuring and recapitalization described in Note 15 which is as of June 4, 1997, relating to the financial statements of Schick Technologies, Inc., which appears in such Prospectus. We also consent to the application of such report to the Financial Statement Schedule for the three years ended March 31, 1997 listed under item 16(b) of this Registration Statement when such schedule is read in conjunction with the financial statements referred to in our report. The audits referred to in such report also included this schedule. We also consent to the references to us under the headings "Experts" and "Selected Financial Data" in such Prospectus. However, it should be noted that Price Waterhouse LLP has not prepared or certified such "Selected Financial Data."

PRICE WATERHOUSE LLP

/s/ PRICE WATERHOUSE LLP

New York, New York
June 30, 1997